UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2007

INYX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-83152 (Commission file number)	75-2870720 (I.R.S. Employer Identification No.)
825 Third Avenue, 40th Floor, New York, New York (Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 25, 2007, the Company received from the National Association of Securities Dealers (NASD) notification that it is delinquent with respect to filing the Annual Report on Form 10-K for 2006. As such, the Company is not current in its reporting obligations. Pursuant to NASD Rule 6530, unless the delinquency filing has been received by the Securities and Exchange Commission’s EDGAR system no later than May 18, 2007, the securities of the Company will not be eligible for quotation on the OTC Bulletin Board and, therefore, will be removed.

The Company intends to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as soon as practicable after the preparation and audit of the Company’s financial statements is completed.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Explanatory Note. This Item 4.02 to Form 8-K/A amends the Current Report on Form 8-K previously filed on April 6, 2007 in its entirety to restate the Item 4.02 disclosure set forth in the Initial Form 8-K. Except as noted herein, this Form 8-K/A does not reflect events occurring after the date of filing of the Initial Form 8-K or update disclosures in that report affected by subsequent events.

On March 27, 2007, the Company reported that during the course of the audit of its December 31, 2006 financial statements and its ongoing efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, management had identified internal control weaknesses and commenced a review of internal control over financial reporting. The Company also reported that it would not file its Form 10-K annual report on a timely basis.

On April 2, 2007, management concluded that the Company should restate previously issued financial statements. The Company currently expects to amend its financial statements and, accordingly, is hereby notifying the public that the financial statements for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 should no longer be relied upon. Specifically, the modifications principally relate to revenue recognition and the Company’s ownership interest in certain assets and related liabilities.

The Company’s development revenue for products and services is recognized using the proportional-performance model that recognizes revenue as performance occurs based on relative value of the products delivered or services rendered. With respect to one customer, development revenue was recognized in 2006 before the customer received value for the related development services and management currently believes that it should not have recognized such revenue. This matter was identified through review and testing for management’s assessment of internal control over financial reporting and in consultation with the audit committee and independent auditors as part of the year-end audit of the Company’s 2006 financial results.

The Company currently expects revisions to its previously reported financial results to reflect a reduction in revenue and an increase in net loss of a minimum of approximately $1.8 million, $347,000 and $1.9 million for the first, second and third quarters of 2006, respectively, or an aggregate increase in net loss of a minimum of approximately $4.0 million for the nine month period ended September 30, 2006.

During 2006, the Company contemplated purchasing a building in Miami, Florida (the “Property”) to be used for office space, meeting and training facilities. During the first quarter of 2006, the Company recorded the initial deposit and transaction costs as deferred costs and deposits on its balance sheet. On May 1, 2006, a related entity completed the acquisition of the Property on the Company’s behalf for a total purchase price of approximately $4.4 million.  Management has determined that the transaction should have been recorded to reflect the Company’s ownership of the Property and related liabilities and is currently evaluating whether the Company has an interest in a variable interest entity under FASB Interpretation No. 46, Consolidation of Variable Interest Entities and the effect on the Company’s financial statements.  Management currently believes that the restatement will result in an increase in both assets and liabilities of approximately $3.8 million as of June 30, 2006 and approximately $2.2 million as of September 30, 2006.

The foregoing are estimates and subject to change until management completes its review of internal control over financial reporting and the audit of its financial statements for the year ended December 31, 2006. The Company will complete its analyses and report its findings prior to filing its Annual Report on Form 10-K for 2006.

Management has been in communication with the audit committee of the board of directors and has discussed with its independent auditors the matters disclosed in the Initial Form 8-K and this Form 8-K/A. However, the Company has not yet completed its analyses and, accordingly, the Company has not determined whether any additional restatements may be required.
SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ David Zinn ______________________
David Zinn Vice President Finance and Principal Accounting Officer

Dated:	April 27, 2007